Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media relations
Phone: 888.613.0003
FAX: 316.261.6769
karla_olsen@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY INCREASES COMMON DIVIDEND

New Indicated Annual Rate is 92 Cents Per Share

TOPEKA, Kan., Nov. 23, 2004 – The Westar Energy, Inc. (NYSE:WR) board of directors today declared a quarterly dividend of 23 cents per share, payable Jan. 3, 2005, to shareholders of record as of Dec. 9, 2004. The new dividend represents an indicated annual dividend rate of 92 cents per share compared with the most recent annual dividend rate of 76 cents per share.

The increase follows the company’s March 4, 2004 announcement that its board of directors would consider a significant increase in the dividend once the company had met all of its commitments to reduce debt and reached a common equity to total capitalization ratio of at least 40 percent. For the period ended Sept. 30, 2004, the equity to total capitalization ratio was 43 percent. The company has reduced its debt by approximately $1.9 billion since announcing its debt reduction plan in early 2003. The company achieved its debt reduction goals by using proceeds from the disposition of its non-utility and non-core holdings, the completion of a $240 million secondary offering of its common stock earlier this year and cash flows from its operations.

Westar Energy increases common dividend, page 2 of 2

“Dividends are an integral part of the total return expected by our shareholders,” James Haines, Westar Energy’s president and chief executive officer, said. “Today our board increased the common dividend to reflect the significant progress we have made in the past two years to strengthen our balance sheet and to focus exclusively on our electric utility business.”

The company affirmed its goal of achieving a dividend payout level of approximately 60 percent to 75 percent of ongoing earnings, further indicating that with this dividend increase, it believes it may reach the lower end of this payout range in 2005. The company indicated it plans to give more detailed guidance for 2005 ongoing earnings when it issues 2004 results.

The company plans to review the dividend again in early 2006.

The board also declared regular quarterly dividends on the company’s 4.25 percent, 4.5 percent and 5 percent series preferred stocks payable Jan. 1, 2005, to shareholders of record as of Dec. 9, 2004.

Westar Energy, Inc. (NYSE: WR), together with its wholly owned subsidiaries, is the largest electric utility in Kansas, providing electric service to more than 649,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Although we believe that the expectations and goals reflected in such forward-looking statements are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, for important risk factors that could cause results to differ materially from those in any such forward-looking statements.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.